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                                   Exhibit 11

SUPERVALU INC.
Computation of Earnings per Common Share
(unaudited)

--------------------------------------------------------- ------------------------------------- ------------------------------------
                                                                  Third Quarter Ended                    Year-to-date Ended
(In thousands, except per share amounts)                     Dec. 4, 1999       Dec. 5, 1998        Dec. 4, 1999       Dec. 5, 1998
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
Earnings per share - basic
  Income available to common shareholders                        $ 58,654           $ 45,260           $ 170,857          $ 136,958
  Weighted average shares outstanding                             139,635            120,191             126,488            120,509
  Earnings per share - basic                                         $.42               $.38               $1.35              $1.14


Earnings per share - diluted
  Income available to common shareholders                        $ 58,654           $ 45,260           $ 170,857          $ 136,958

  Weighted average shares outstanding                             139,635            120,191             126,488            120,509
  Dilutive impact of options outstanding                              834              1,670               1,065              1,560
                                                        ------------------  -----------------  ------------------ ------------------
  Weighted average shares and potential
  dilutive shares outstanding                                     140,469            121,861             127,553            122,069
  Earnings per share - dilutive                                      $.42               $.37               $1.34              $1.12
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

Basic earnings per share is calculated using income available to common shareholders divided by the weighted average of common shares outstanding during the period. Diluted earnings per share is similar to basic earnings per share except that the weighted average of common shares outstanding is increased to include the number of additional common shares that would have been outstanding if the dilutive potential common shares, such as options, had been issued.